Exhibit 10.1

UNION SECURITY INSURANCE COMPANY

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ASSURANT LIFE OF CANADA

ASSET PURCHASE AND ASSUMPTION REINSURANCE AGREEMENT

Dated as of April 1, 2006

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TABLE OF CONTENTS

(continued)

Page

4.3	Survival of Representations and Warranties.	16

ARTICLE 5	INDEMNIFICATION	17

5.1	Indemnity by the Vendor	17

5.2	Indemnity by the Purchaser	17

5.3	Notice of Claim	17

5.4	Direct Claims	18

5.5	Third Party Claims	18

5.6	Settlement of Third Party Claims	19

5.7	Interest on Claims	19

ARTICLE 6	GENERAL	20

6.1	Co-operation in Filing of Returns	20

6.2	Non-Merger	20

6.3	Further Assurances	20

6.4	Expenses	20

6.5	Payment of Taxes	20

6.6	Notices	20

6.7	Time of Essence	21

6.8	Entire Agreement	21

6.9	Waiver	21

6.10	Severability	21

6.11	Attornment	22

6.12	Language	22

6.13	Governing Law	22

6.14	Successors and Assigns	22

6.15	Counterparts	22

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ASSET PURCHASE AND ASSUMPTION REINSURANCE AGREEMENT

THIS AGREEMENT is made as of the 1st day of April, 2006

BETWEEN:

UNION SECURITY INSURANCE COMPANY, an insurance company domesticated under the laws of the state of Iowa, carrying on business in Canada as Fortis Benefits Insurance Company,

(the “Vendor”)

- and -

ASSURANT LIFE OF CANADA, an insurance company formed under the laws of Canada

(the “Purchaser”)

RECITALS

WHEREAS:

A.	The Vendor desires to sell, transfer, assign and convey the Assets to the Purchaser and to transfer and assign to the Purchaser the Assumed Liabilities of the Vendor, all of which relate to the insurance business in Canada carried on by the Vendor; and

B.	The Purchaser desires to purchase the Assets and to assume the Assumed Liabilities of the Vendor.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions. In this Agreement, the following terms shall have the meanings set out below unless the context requires otherwise:

“Adjustment Date” has the meaning given in Section 2.6.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning.

“Agreement” means this Agreement, including the Schedules to this Agreement, as it or they may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement and not to any particular Section or other portion of this Agreement.

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, any Law relating or applicable to such Person, property, transaction, event or other matter. Applicable Law also includes, where appropriate, any interpretation of the Law (or any part) by any Person having jurisdiction over it, or charged with its administration or interpretation.

“Assets” means all of the Canadian property, assets, interests and rights of the Vendor that are Related to the Business including the following:

(a)	the Operating Assets;

(b)	the Investment Assets; and

(c)	the Other Intangibles.

“Assumed Contractual Liabilities” has the meaning given in Section 2.2.

“Assumed Liabilities” means, collectively, the Insurance Liabilities in Canada, the Assumed Contractual Liabilities in Canada and the Assumed Payables in Canada.

“Assumed Payables” means, collectively all trade accounts payable of the Vendor Related to the Business to the extent not settled or otherwise paid pursuant to Section 6.2.

“Books and Records” means originals or copies of all books, records, policies, files (including, without limitation, claims files), correspondence, documents and papers Related to the Business including sales and advertising materials, sales and purchases correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel, employment and other records.

“Business” means the business of the Canadian branch operations of the Vendor, including offering and selling life insurance on or in respect of funeral arrangements.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Toronto.

“Claim” has the meaning given in Section 5.1.

“Closing Date” means April 1, 2006, or any other date agreed to by the Vendor and the Purchaser.

“Closing Statement” means a statement prepared by the Vendor setting out the current value of the Insurance Liabilities, the current value of the Assumed Payables and the fair market value of the Assets as of the Closing Time.

“Closing Time” means the moment in time immediately following • a.m. on the Closing Date.

“Closing Time Assets Value” means the Fair Market Value of the Assets, as determined in the manner set forth in Section 2.5.

“Closing Time Assumed Payables Value” means the value of the Assumed Payables as of the Closing Time, as determined in the manner set forth in Section 2.5.

“Closing Time Insurance Liabilities Value” means the value of the Insurance Liabilities as of the Closing Time, as determined in the manner set forth in Section 2.5.

“Contracts” means all the rights and interests of the Vendor to and in all of the contracts and agreements Related to the Business that are described in Schedule 1.1(b).

“Direct Claim” has the meaning given in Section 5.4.

“Excluded Assets” means all assets, properties, interests and rights of the Vendor other than the Assets, but including the rights of the Vendor relating to this Agreement or any agreements or documents made pursuant to this Agreement; and the registered business name “Assurant Life”.

“Fair Market Value” means fair market value as at the Closing Time.

“Governmental Entity” means (i) any multinational, federal, provincial, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, minister, body, agency or instrumentality, domestic or foreign; (ii) any subdivision, agent, commission, board or authority of any of the forgoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority as provided for or permitted under legislation enacted by any of the foregoing.

“including” means “including without limitation”, and “includes” means “includes without limitation”.

“Indemnified Party” means a Person whom the Vendor or the Purchaser, as the case may be, has agreed to indemnify under Article 5.

“Indemnifying Party” means, in relation to an Indemnified Party, the Party to this Agreement that has agreed to indemnify that Indemnified Party under Article 5.

“Insurance Liabilities” means all liabilities and obligations arising out of or relating to the Insurance Policies. The Insurance Liabilities shall include, without limitation (a) all liabilities for unpaid claims, incurred but not reported claims, benefits or other payments arising under or relating to the Insurance Policies, whether or not incurred before, on or after the Closing Time; (b) all loss adjustment expenses and expense reimbursement amounts arising out of or relating to the Insurance Policies; (c) all liabilities arising out of any changes to the terms and conditions of the Insurance Policies mandated by Applicable Law whether incurred before, on or after the Closing Time; (d) premium taxes due in respect of premiums written after the Closing Time with respect to the Insurance Policies; (e) assessments and similar charges with respect to the Insurance Policies in connection with the participation by the Vendor or the Purchaser, whether voluntary or involuntary, in any guaranty association or risk pool established or governed by any province or other jurisdiction, arising on account of premiums earned after the Closing Time; (f) all liabilities for amounts payable after the Closing Time for returns or refunds of premiums with respect to the Insurance Policies; (g) all liabilities arising out of Vendor’s Extra Contractual Obligations; and (h) all unclaimed property liabilities arising under or relating to the Insurance Policies with respect to amounts paid or received after the Closing Time.

“Insurance Policies” means group and individual life insurance and annuity policies written by the Vendor in connection with the Business and certificates under such group policies.

“Investment Assets” means the term or time deposits used as investment assets, bonds and other investment assets described on Schedule 1.1(a).

“Law” means any law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law, including the common law and civil law.

“Lien” means any lien, mortgage, charge, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property.

“Net Adjustment Amount” has the meaning given in Section 2.6.

“Objecting Party” has the meaning given in Section 2.5.

“Objection Notice” has the meaning given in Section 2.5.

“Operating Assets” means the following:

(a)	all right, title and interest of the Vendor in and to the Insurance Policies, including, without limitation, the right to contest Insurance Policies and make all discretionary decisions with respect to the Insurance Policies on and after the Closing Time;

(b)	all cash on hand or held in accounts at banks or other depositaries, term or time deposits used as operating assets and similar cash–equivalent items;

(c)	all accounts receivable of the Vendor relating to all premiums due and all premiums payable under the Insurance Policies;

(d)	all agent balances;

(e)	all receivables owing to the Vendor from one or more of its Affiliates; and

(f)	the Personal Property.

“Other Intangibles” means the following:

(a)	the Contracts;

(b)	the Books and Records; and

(c)	all rights and interest under or pursuant to all warranties, representations and guarantees, express, implied or otherwise, of or made by suppliers or others that are Related to the Business.

“Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns; and “Parties” means every Party.

“Permitted Liens” means:

(a)	Liens for Taxes if such Taxes are not due and payable;

(b)	mechanics’, construction, carriers’, workers’, repairers’, storers’ or other similar liens (inchoate or otherwise) which individually or in the aggregate are not material, arising or incurred in the ordinary course of business which have not been filed, recorded or registered in accordance with Applicable Law or of which notice has not been given to the Vendor; and

(c)	Liens by lessors on leased Personal Property.

“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, the government of a country or any political subdivision thereof, or any agency or department of any such government, and the executors, administrators or other legal representatives of an individual in such capacity.

“Personal Property” means all equipment, computer hardware, furniture, furnishings, motor vehicles and other chattels of the Vendor Related to the Business.

“Prime Rate” means the prime rate of interest per annum quoted by the Royal Bank of Canada from time to time as its reference rate of interest for Canadian dollar demand loans made to its commercial customers in Canada and which the Royal Bank of Canada refers to as its “prime rate”, as such rate may be changed from time to time.

“Projected Assets Value” means the Vendor’s good faith estimate of the Fair Market Value of the Assets.

“Projected Assumed Payables Value” means the Vendor’s good faith estimate of the value of the Assumed Payables as at the Closing Time.

“Projected Insurance Liabilities Value” means the Vendor’s good faith estimate of the value of the Insurance Liabilities as at the Closing Time.

“Purchase Price” has the meaning given in Section 2.3.

“Related to the Business” means, used primarily in, arising primarily from, or relating primarily to the Business.

“Reviewing Accountants” has the meaning given in Section 2.5.

“Rights” has the meaning given in Section 2.12.

“Shares” has the meaning set out in Section 2.4.

“Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax including Canada Pension Plan and provincial pension plan contributions, employment insurance payments and workers compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties, imposed by any governmental authority (including federal, state, provincial, municipal and foreign governmental authorities), and whether disputed or not.

“Third Party” has the meaning given in Section 5.6.

“Third Party Claim” has the meaning given in Section 5.4.

“Vendor’s Extra Contractual Obligations” means all liabilities for compensatory, consequential, exemplary, punitive or other special or similar damages which relate to or arise in connection with, and any settlement, defense or investigation costs incurred in connection with, any alleged or actual act, error, omission or other event in connection with the handling of any claims by the Vendor under any of the Insurance Policies prior to the Closing Time or in connection with the marketing, issuance, delivery, cancellation or administration of any of the Insurance Policies prior to the Closing Time.

1.2 Headings and Table of Contents. The division of this Agreement into Articles and Sections, the insertion of headings, and the provision of any table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 Number and Gender. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.4 Business Days. If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be made or taken on the next Business Day.

1.5 Currency. All dollar amounts referred to in this Agreement are stated in lawful currency of Canada.

1.6 Statute References. Any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time.

1.7 Section and Schedule References. Unless the context requires otherwise, references in this Agreement to Sections or Schedules are to Sections or Schedules of this Agreement. The Exhibits and Schedules to this Agreement are as follows:

SCHEDULES

1.1(a)	Investment Assets

1.1(b)	Contracts

2.11(1)	Notifications

ARTICLE 2

PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Transfer of Assets. Effective as of the Closing Time, the Vendor agrees to sell, transfer, assign and convey to the Purchaser the Assets and the Purchaser agrees to purchase the Assets, subject to the terms and conditions of this Agreement.

2.2 Assumption of Liabilities.

(1)	Upon and subject to the terms and conditions of this Agreement, effective as of the Closing Time (a) the Vendor agrees to transfer and assign to the Purchaser the

Insurance Policies and the Insurance Liabilities, and (b) the Purchaser agrees to accept, assume and to substitute itself in the Vendor’s place with respect to the Insurance Policies and the Insurance Liabilities as if had originally issued such Insurance Policies. The Purchaser shall perform all promises made by the Vendor and shall be entitled to all rights owed to the Vendor pursuant to the terms and conditions of the Insurance Policies.

(2)	Effective as of the Closing Time, the Purchaser agrees to assume and to pay, perform and discharge, or cause to be paid, performed or discharged, all of the liabilities, commitments and obligations under the Contracts (the “Assumed Contractual Liabilities”) and the Assumed Payables.

(3)	Except as provided in this Section 2.2 or otherwise in this Agreement, the Purchaser shall not assume and shall not be liable or responsible for any liabilities, commitments or obligations of the Vendor whatsoever.

2.3 Purchase Price.

The purchase price (the “Purchase Price”) payable by the Purchaser to the Vendor for the Assets, as adjusted in accordance with Section 2.6, shall be an amount equal to the Fair Market Value of the Assets.

2.4 Payment of Purchase Price.

The Purchase Price shall be paid and satisfied as follows:

(1)	As of the Closing Time:

(a)	as to an amount equal to the Projected Insurance Liabilities Value, by the assumption of the Insurance Liabilities in accordance with Section 2.2 (1);

(b)	as to an amount equal to the value of the Projected Assumed Payables Value, by the assumption of the Assumed Payables as contemplated by Section 2.2(2); and

(c)	as to the amount by which the Projected Assets Value exceeds the aggregate of the Projected Insurance Liabilities Value and Projected Assumed Payables Value by the issuance to the Vendor of the applicable number of common shares in the capital of the Purchaser (the “Shares”) at the issuance price of $1,000 per share.

(2)	On the Adjustment Date, the Net Adjustment Amount shall be paid, if applicable, in the manner provided for in Section 2.6.

2.5 Preparation of Closing Statement. The Vendor shall prepare and deliver to the Purchaser, as soon as reasonably practical after the Closing Time, and in any event not later than 75 days thereafter the Closing Statement. The Closing Statement shall be conclusive for the purposes of calculating the value of each of the Insurance Liabilities and the Assumed Payables and the fair market value of the Assets, each as of the Closing Time and shall be final and binding upon the Parties unless before the 10th Business Day after the date on which the Closing Statement was delivered to the Purchaser, either of the Parties (the “Objecting Party”) gives to the other a written notice of objection (the “Objection Notice”) to any matter stated in the Closing Statement. The Objection Notice shall set out the reasons for the Objecting Party’s objection as well as the amount under dispute and reasonable details of the calculation of such amount. In the event that the Parties agree on the resolution of the dispute set out in the Objection Notice, the Parties shall confirm the resolution in writing and shall thereafter be bound by the resolution and any further monetary adjustment required thereby shall be made within 10 Business Days of the date of receiving the Objection Notice. In the event that the Parties are unable to settle any dispute with respect to the Closing Statement within 10 Business Days after the delivery by the Objecting Party to the other Party of the Objection Notice, the dispute shall forthwith, and in any event within 30 Business Days after the delivery by the Objecting Party of the Objection Notice, be referred to a nationally recognized accounting firm (the “Reviewing Accountants”). The Reviewing Accountants shall finally settle the dispute between the Parties and no recourse may thereafter be had with regard to the referred dispute to any court or tribunal. In making a determination, the Reviewing Accountants shall act as experts and not as arbitrators. All costs of the Reviewing Accountants shall be borne equally by the Purchaser and the Vendor.

2.6 Payment on Adjustment Date.

(1)

If an Objection Notice has not been delivered by either Party within the time limit prescribed by Section 2.5, then on the 10th Business Day after delivery of the Closing Statement to the Purchaser pursuant to Section 2.5 (the “Adjustment Date”), an amount (the “Net Adjustment Amount”) which shall be equal to:

(i)	the Projected Assets Value minus the sum of the Projected Insurance Liabilities Value and the Projected Assumed Payables Value; minus

(ii)	the Closing Time Assets Value minus the sum of the Closing Time Insurance Liabilities Value and the Closing Time Assumed Payables Value;

and shall be paid in the following manner:

(a)	if the Net Adjustment Amount balance is negative, then the Purchaser will pay to the Vendor (as a Purchase Price adjustment) an amount equal to the Net Adjustment Amount by wire transfer, certified cheque or banker’s draft payable to or at the direction of the Vendor; or

(b)	if the Net Adjustment Amount balance is positive, then the Vendor will pay to the Purchaser (as a Purchase Price adjustment) an amount equal to the Net Adjustment Amount by wire transfer, certified cheque or banker’s draft payable to or at the direction of the Purchaser.

(2)	If either Party gives an Objection Notice within the time limit prescribed by Section 2.5, then the Purchaser or the Vendor, as the case may be, shall pay the portion, if any, of the Net Adjustment Amount in respect of which there is no objection in accordance with Section 2.6 on the Adjustment Date. Upon the resolution of the dispute with respect to the Closing Statement, the Purchaser or the Vendor, as the case may be, shall pay any additional amounts or overpayments, as the case may be, as are determined to be payable in accordance with the provisions of Section 2.6.

2.7 Fair Market Value. The Parties acknowledge that it is their intention that the Purchase Price received by the Vendor for the transfer of the Assets (after adjustment pursuant to Section 2.6) be an amount equal to the Fair Market Value of the Assets, with the intention that no benefit be conferred on any Party or any Person, and that such amount is based on the Parties’ best estimate of the Fair Market Value of the Assets. If any taxing authority having jurisdiction determines or proposes to assess or reassess either or both Parties on the basis that the Purchase Price is not equal to the Fair Market Value of the Assets, as adjusted pursuant to Section 2.4, or proposes to make an assessment of tax on the basis that any benefit or advantage is or has been conferred on any Party or other Person by reason of the sale and purchase provided for herein, then subject to each of the Parties exhausting or waiving its rights of objection to and appeal from any actual or proposed assessment or reassessment by such taxing authority, the Parties agree to adjust the Purchase Price by adjusting the price for which the Shares were issued or taking or causing to be taken such actions as are necessary to adjust the Purchase Price to ensure that the Purchase Price is equal to the Fair Market Value of the Assets purchased pursuant to this Agreement. Thereafter, the Purchase Price will be deemed to be and always to have been the Fair Market Value of the Assets, as determined by the board of directors of the Purchaser after consultation with such taxing authority and the Parties shall make any such further elections or use their best efforts to amend any such previously filed elections as may be necessary or desirable in the opinion of the Vendor.

2.8 Stated Capital. The Vendor and the Purchaser agree that there shall be added to the stated capital account maintained by the Purchaser in respect of its common shares an amount equal to the maximum amount that the Purchaser may add to such stated capital as a result of the issuance of the Shares pursuant to the provisions of the Insurance Companies Act (Canada). Such amount shall be calculated and recorded in the records of the Purchaser no later than 90 days after the Closing Time.

2.9 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in the manner agreed to by the Vendor and the Purchaser in writing within 60 days following the date hereof. The Purchaser and the Vendor shall follow such allocations in determining and reporting their liabilities for any Taxes and, without limitation, shall file their respective income tax returns prepared in accordance with such allocations.

2.10 Tax Elections.

(1)	The Parties shall make and file a joint election pursuant to subsection 138(11.5) of the Income Tax Act (Canada) and the analogous provisions of any relevant provincial taxing legislation, in the form and manner, and within the time, prescribed by the relevant legislation. Further, the Parties shall make and file a joint election pursuant to subsection 85(1) of the Income Tax Act (Canada) and the analogous provisions of any relevant provincial taxing legislation, in the form and manner, and within the time, prescribed by the relevant legislation.

(2)	If applicable, the Parties shall make and file an election under subsection 219(5.2) of the Income Tax Act (Canada) and the analogous provisions of any relevant provincial legislation, in the form and manner and within the time prescribed by the relevant legislation.

(3)	If applicable, the Parties shall make and file a joint election in the prescribed form under Section 22 of the Income Tax Act (Canada) and the analogous provisions of any relevant provincial income tax legislation in respect of any account receivable transferred pursuant to Section 2.1 and shall each file such elections within the time prescribed by the relevant legislation.

(4)	If applicable, the Parties shall make and file an election under subsection 20(24) of the Income Tax Act (Canada) and the analogous provisions of any relevant provincial legislation, in the form and manner and within the time prescribed by the relevant legislation.

(5)	The Parties shall make and file any other elections under the Income Tax Act (Canada) or any relevant provincial income tax legislation if appropriate or desirable, as mutually agreed by the Parties.

2.11 Notification and Administration.

(1)	The Purchaser shall undertake to complete the notifications set out in Schedule 2.11(1).

(2)	The Purchaser shall administer and service the Insurance Policies on and after the Closing Time and shall incur all expenses as a result of such administration and service. As soon as practicable following the Closing Time, the Purchaser agrees that all administrative forms used after the Closing Time relating to the Business will display the Purchaser’s name and logo rather than that of the Vendor. The Insurance Policies may remain those as previously issued by the Vendor and need not be replaced with a policy issued by the Purchaser.

2.12 Non-Transferable and Non-Assignable Assets. To the extent that any of the Assets, or any claim, right, benefit or obligation arising under or resulting from such Assets (collectively, the “Rights”) is not capable of being transferred without the approval, consent or waiver of any third Person, or if the transfer of a Right would constitute a breach of any obligation under, or a violation of, any Applicable Law unless the approval, consent or waiver of such third Person is obtained, then, except as expressly otherwise provided in this Agreement and without limiting the rights and remedies of the Purchaser contained elsewhere in this

Agreement, this Agreement shall not constitute an agreement to transfer such Rights unless and until such approval, consent or waiver has been obtained. After the Closing Time and until all such Rights are transferred to the Purchaser, the Vendor shall:

(1)	maintain its existence and hold the Rights in trust for the Purchaser;

(2)	comply with the terms and provisions of the Rights as agent for the Purchaser at the Purchaser’s cost and for the Purchaser’s benefit;

(3)	cooperate with the Purchaser in any reasonable and lawful arrangements designed to provide the benefits and burdens of such Rights to the Purchaser; and

(4)	enforce, at the request of the Purchaser and at the expense and for the account of the Purchaser, any rights of the Vendor arising from such Rights against any third Person, including the right to elect to terminate any such rights in accordance with the terms of such rights upon the written direction of the Purchaser.

In order that the full value of the Rights may be realized for the benefit of the Purchaser after the Closing Time, the Vendor shall, at the request and expense and under the direction of the Purchaser, in the name of the Vendor or otherwise as the Purchaser may specify, take all such action and do or cause to be done all such things as are, in the reasonable opinion of the Purchaser, necessary or proper in order that the obligations of the Vendor under such Rights may be performed in such manner that the value of such Rights is preserved and ensures to the benefit of the Purchaser, and that any moneys due and payable and to become due and payable to the Purchaser in and under the Rights are received by the Purchaser. The Vendor shall promptly pay to the Purchaser all moneys collected by or paid to the Vendor in respect of every such Right. The Purchaser shall indemnify and hold the Vendor harmless from and against any claim or liability under or in respect of such Rights arising because of any action of the Vendor taken pursuant to this Section.

2.13 Bulk Sales Compliance. The Vendor has specifically requested the Purchaser waive the requirements of the provisions of the Bulk Sales Act (Ontario), Section 6 of the Retail Sales Tax Act (Ontario) and any similar bulk sales Laws. The Purchaser hereby waives such requirements on the understanding that the Vendor agrees to indemnify and hold the Purchaser harmless from and against any and all losses, costs or expenses which may be suffered or incurred by the Purchaser in connection with the transactions contemplated in this Agreement as a result of the non-compliance with such Laws.

2.14 Section 116. To the extent, if any, that the Assets include property that is not “excluded property” for purposes of Section 116 of the Income Tax Act (Canada), the Vendor shall make reasonable efforts to obtain prior to the Closing Time (or as soon as practicable thereafter) a certificate issued by the Minister of National Revenue of Canada pursuant to Section 116 of the Income Tax Act (Canada) in respect of the transfer of the Assets to the Purchaser (and, if applicable, a corresponding certificate under any applicable provincial tax legislation), and a copy of such certificate shall be delivered to the Purchaser forthwith upon receipt thereof by the Vendor.

ARTICLE 3

CLOSING DELIVERIES

3.1 Vendor’s Closing Deliveries. On the Closing Date, the Vendor shall deliver or cause to be delivered to the Purchaser the following:

(1)	all deeds, conveyances, bills of sale, assurances, transfers, assignments and other documents and instruments as may be necessary or reasonably required to complete the transactions provided for in this Agreement, if any; and

(2)	physical possession of the Assets, taking into account the nature of the Asset to be delivered.

3.2 Purchaser’s Closing Deliveries. On the Closing Date, the Purchaser shall deliver or cause to be delivered to the Vendor a copy of the resolution of the board of directors and/or sole shareholder of the Purchaser authorizing the transactions contemplated hereunder and issuing the Shares to the Vendor.

3.3 Notices and Acknowledgements. Each of the Purchaser and Vendor acknowledge and agree that (a) notices of the transactions contemplated hereby and the assignment of the Contracts between the Vendor and participants in the Vendor’s residential title insurance services lender program have been provided, or shall be provided, to the parties to such Contracts at such time and in such form as may be agreed to by the Purchaser and the Vendor, and (b) notices of the transactions to certain of the lawyers (as agreed by the Vendor and the Purchaser) who recommend the Vendor’s real property title insurance products to their clients have been provided to such lawyers or will be provided to such lawyers promptly following the date hereof, which notices shall be in the form agreed to by the Purchaser and the Vendor.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Vendor. The Vendor represents and warrants to the Purchaser as follows:

(1)	Incorporation and Power. The Vendor is a corporation duly incorporated and organized, and validly subsisting under the laws of Iowa. The Vendor has the corporate power and authority and is qualified to own and transfer the Assets. No act or proceeding has been taken by or against the Vendor in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of the Vendor.

(2)	Due Authorization. The Vendor has the corporate power, authority and capacity to enter into and deliver this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Vendor.

(3)	Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors or others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(4)	Non-Contravention. The execution and delivery of this Agreement by the Vendor and the performance of its obligations hereunder do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) (i) conflict with the charter documents or by-laws of the Vendor, (ii) result in a breach of, a violation of, or conflict with any of the terms or provisions of any contracts or instruments to which it is a party, or (iii) result in the creation of any Lien on any of the Assets.

(5)	Title to Assets. The Vendor has good and marketable title to all the Assets that are owned by the Vendor, free and clear of any and all Liens, except for Permitted Liens. Other than this Agreement, there is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from the Vendor of the Business or of any of the Assets out of the ordinary course of business.

(6)	Contracts. Each material Contract is in full force and effect and the Vendor is entitled to the full benefit and advantage of each such material Contract in accordance with the terms of each such material Contract.

(7)	Litigation. Except as disclosed by the Vendor to the Purchaser prior to the Closing Time, there are no material actions, suits or proceedings, pending against the Vendor relating to, or affecting, the Business or the transactions contemplated by this Agreement.

(8)	Extra-Contractual Obligations . As of the date hereof, there are no Vendor Extra-Contractual Obligations and, to the knowledge of the Vendor, there are no circumstances which could reasonably be expected to give rise to any Vendor Extra-Contractual Obligations.

(9)	Deductions at Source. Except as disclosed by the Vendor to the Purchaser, the Vendor has fulfilled all requirements under the Income Tax Act (Canada) and the regulations thereto, the Canada Pension Plan, the Employment Insurance Act (Canada) and any applicable provincial legislation, for withholding of amounts from its employees employed in connection with the Business and has remitted all amounts withheld to the appropriate authorities within the prescribed times.

4.2 Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Vendor as follows:

(1)	Incorporation and Power. The Purchaser is a corporation duly incorporated and organized and validly subsisting under the laws of Canada.

(2)	Due Authorization. The Purchaser has the corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser.

(3)	Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors or others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(4)	Non-Contravention. The execution and delivery of this Agreement by the Purchaser and the performance of its obligations hereunder do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) (i) conflict with the charter documents or by-laws of the Purchaser, or (ii) result in a breach of, a violation of, or conflict with any of the terms or provisions of any contracts or instruments to which it is a party.

(5)	Litigation. There are no material actions, suits or proceedings pending against the Purchaser which would affect the Purchaser’s right or ability to consummate the transactions contemplated hereunder.

4.3 Survival of Representations and Warranties.

(1)	The representations and warranties of the Vendor contained in Section 4.1 shall survive the completion of the transfer of Assets contemplated hereunder for a period of 18 months from the date of this Agreement and shall continue in full force and effect for the benefit of the Purchaser, after which time the Vendor shall be released from all obligations in respect of such representations and warranties except with respect to any Claims asserted by the Purchaser in writing (setting out in reasonable detail the nature of the Claim and the approximate amount of such Claim) before the expiration of such period, but there shall be no time limit on the representations and warranties of the Vendor set out in Section 4.1 which relate to the incorporation of the Vendor, the due authorization of this Agreement by the Vendor, the enforceability of the Vendor’s obligations under this Agreement, or to the title of the Vendor to the Assets.

(2)	The representations and warranties of the Purchaser contained in Section 4.2 shall survive the completion of the transfer of Assets contemplated hereunder Closing for a period of 18 months from the date of this Agreement, and shall continue in full force and effect for the benefit of the Vendor, after which time the Purchaser shall be released from all obligations in respect of such representations and warranties except with respect to any Claims asserted by the Vendor in writing (setting out in reasonable detail the nature of the Claim and the appropriate amount thereof) before the expiration of such period, but there shall be no time limit on the representations and warranties of the Purchaser set out in Section 4.2 which relate to the incorporation of the Purchaser, the due authorization of this Agreement by the Purchaser and the enforceability of the Purchaser’s obligations under this Agreement.

ARTICLE 5

INDEMNIFICATION

5.1 Indemnity by the Vendor. The Vendor shall indemnify and hold the Purchaser, its directors, officers, employees, agents, representatives and the Purchaser’s Affiliates (other than the Vendor) and their respective directors, officers and employees harmless in respect of any claim, demand, action, cause of action, damage, loss, cost, liability or expense (hereinafter referred to as “Claim”) which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, in respect of or arising out of:

(1)	any incorrectness in or breach of any representation or warranty of the Vendor contained in this Agreement; or

(2)	any breach of or any non-fulfilment of any covenant or agreement on the part of the Vendor under this Agreement.

5.2 Indemnity by the Purchaser. The Purchaser shall indemnify and hold the Vendor, its directors, officers, employees, agents, representatives and the Vendor’s Affiliates (other than the Purchaser) and their respective directors, officers and employees harmless in respect of any Claim which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of in respect of or arising out of:

(1)	any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement; or

(2)	any breach of or any non-fulfilment of any covenant or agreement on the part of the Purchaser under this Agreement.

5.3 Notice of Claim. If an Indemnified Party becomes aware of a Claim in respect of which indemnification is provided for pursuant to either of Section 5.1 or 5.2, as the case may be, the Indemnified Party shall promptly give written notice of the Claim to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(1)	the factual basis for the Claim; and

(2)	the amount of the Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time effectively to contest the determination of any liability susceptible of being contested, then the liability of the Indemnifying Party to the Indemnified Party under this Article shall be reduced by the amount of any losses incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such notice on a timely basis.

5.4 Direct Claims. In the case of a Direct Claim, the Indemnifying Party shall have 60 days from receipt of notice of the Claim within which to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both Parties agree at or before the expiration of such 60 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

5.5 Third Party Claims. In the case of a Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim. If the Indemnifying Party elects to assume such control, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party’s out-of-pocket expenses incurred as a result of such participation or assumption. The Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at its expense or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). The Indemnified Party shall cooperate with the Indemnifying Party so as to permit the Indemnifying Party to conduct such negotiation, settlement and defence and for this purpose shall preserve all relevant documents in relation to the Third Party Claim, allow the Indemnifying Party access on reasonable notice to inspect and take copies of all such documents and require its personnel to provide such statements as the Indemnifying Party may reasonably require and to attend and give evidence at any trial or hearing in respect of the Third Party Claim. If, having elected to assume control of the negotiation, settlement or defence of the Third Party Claim, the Indemnifying Party thereafter fails to conduct such negotiation, settlement or defence with reasonable diligence, then the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that (i) the Indemnified Party is required by Applicable Law or the order of any court, tribunal or regulatory body having jurisdiction, or (ii) it is necessary in the reasonable view of the Indemnified Party acting in good faith and in a manner consistent with commercially reasonable practices, in respect of (A) a Third Party Claim by a customer relating to products or services supplied by the Business or (B) a Third Party Claim relating to any Contract which is necessary to the ongoing operations of the Business or any material part thereof in order to avoid material damage to the relationship between the Indemnified Party and any of its major customers or to preserve the rights of the Indemnified Party under such an essential Contract, to make a payment to any person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, as the case may be, then the Indemnified Party may make such payment and the Indemnifying Party shall, promptly after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, promptly after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party. If such a payment, by resulting in settlement of the Third Party Claim, precludes a final determination of the merits of the Third Party Claim and the Indemnified Party and the Indemnifying Party are unable to agree whether such payment was unreasonable in the circumstances having regard to the amount and merits of the Third Party Claim, then such dispute shall be referred to and finally settled by binding arbitration from which there shall be no appeal.

5.6 Settlement of Third Party Claims. If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason within a reasonable time after the request therefor.

5.7 Interest on Claims. The amount of any Claim submitted under Section 5.1 or Section 5.2 as damages or by way of indemnification shall bear interest from and including the date any Indemnified Party is required to make payment in respect thereof at the Prime Rate calculated from and including such date to but excluding the date reimbursement of such Claim by the Indemnifying Party is made, and the amount of such interest shall be deemed to be part of such Claim.

ARTICLE 6

GENERAL

6.1 Co-operation in Filing of Returns. The Purchaser agrees to provide to the Vendor all reasonable co-operation following the date of this Agreement in connection with the filing of income tax returns of the Vendor in respect of which the Books and Records delivered to the Purchaser pursuant to this Agreement are relevant.

6.2 Non-Merger. Each Party hereby agrees that all provisions of this Agreement, other than the representations and warranties contained in Article 4 and the related indemnities in Sections 5.1 and 5.2 hereof (which shall be subject to the special arrangements provided in such Articles or Sections) shall forever survive the execution, delivery and performance of this Agreement, and the completion of the transfer of Assets contemplated hereby.

6.3 Further Assurances. Each Party shall promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things in connection with this Agreement that the other Party may reasonably require, for the purposes of giving effect to this Agreement.

6.4 Expenses. Each Party shall be responsible for its own legal and other expenses (including any Taxes imposed on such expenses) incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and for the payment of any broker’s commission, finder’s fee or like payment payable by it in respect of the purchase and sale of the Assets pursuant to this Agreement.

6.5 Payment of Taxes. The Purchaser shall be responsible for and shall pay all sales, transfer and similar Taxes properly payable by a purchaser upon and in connection with the transfer of the Assets to the Purchaser.

6.6 Notices.

(1)	Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service, or (iii) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:

(i)	if to the Vendor, to:

Matthew McGuire

PO Box 2730, Rapid City, SD 57709-2730

440 Mt. Rushmore Road, Rapid City, SD 57701

Phone: 605-719-0100

Fax: 605-719-0853

(ii)	if to the Purchaser, to:

Frank Genest

5160 Yonge Street, Suite 500

Toronto, Ontario

M2N 7C7

Phone: 416-733-3360 / 800-561-3232

Fax: 416-733-7826

(2)	Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent before 4:30 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

(3)	Any Party may from time to time change its address under this Section 6.6 by notice to the other Party given in the manner provided by this Section.

6.7 Time of Essence. Time shall be of the essence of this Agreement in all respects.

6.8 Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement.

6.9 Waiver. A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

6.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.11 Attornment. Each Party agrees (i) that any action or proceeding relating to this Agreement may (but need not) be brought in any court of competent jurisdiction in the Province of Ontario, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such Ontario court; (ii) not to oppose any such Ontario action or proceeding on the basis of forum non conveniens or for any other reason; and (iii) not to oppose the enforcement against it in any other jurisdiction of any judgment or order duly obtained from an Ontario court as contemplated by this Section 6.11.

6.12 Language. The Parties have required that this Agreement and all deeds, documents and notices relating to this Agreement be drawn up in the English language. Les parties aux présentes ont exigé que le présent contrat et tous autres contrats, documents ou avis afférents aux présentes soient rédigés en langue anglaise.

6.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province and shall be treated, in all respects, as an Ontario contract.

6.14 Successors and Assigns. This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. Neither Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Party.

6.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the Parties adopt any signatures received by a receiving fax machine as original signatures of the Parties; provided, however, that any Party providing its signature in such manner shall promptly forward to the other Party an original of the signed copy of this Agreement which was so faxed.

IN WITNESS WHEREOF the Parties have executed this Agreement.

UNION SECURITY INSURANCE COMPANY

Per:	/s/ Matthew F. McGuire
Name:	Matthew F. McGuire
Title:	Assoc. General Counsel & Asst. Secretary

Per:	/s/ Alan W. Feagin
Name:	Alan W. Feagin
Title:	Executive Vice President

ASSURANT LIFE OF CANADA

Per:	/s/ Francois G. Genest
Name:	Francois G. Genest
Title:	President

Per:	/s/ Richard C. Myers
Name:	Richard C. Myers
Title:	Treasurer

Schedule 1.1(a)

INVESTMENT ASSETS

Description	Maturity	Cost (Can $)	Yield

Total

Schedule 1.1(b)

CONTRACTS

Schedule 2.11(1)

Canadian policyholder communications

The Purchaser (“ALC”) will produce and mail with a cover letter the following documents at the last address of record to all Canadian holders of Fortis Benefits Insurance Company (“FBIC”) group or individual policies as set out below. For those individual policies that have been assigned, the letters will be sent to the assignee of record.

1) Before assumption (November 2005)

1.1 Letter 1: FBIC notice of intent to FBIC policyholders with fairness opinion

2) After assumption (April 2006)

2.1 Letter 2: ALC Certificate of FBIC assumption

3) On-going (during 2006)

3.1 Premium notice insert

3.2 Premium notice message

Pierce National Life (PNL) was the former name of FBIC before July 2002. Since these holders have policies identified to PNL on hand, some might not recognize the FBIC notice or certificate to apply to them. The notice and certificate will mention PNL.

The notice (item 1.1), certificate (item 2.1) and premium notice insert (item 3.1) will be translated for French-speaking FBIC policyholders.

The certificate (Letter 2) will be added to reprinted policies sent to holders requesting a duplicate of their FBIC or PNL policies which may have been lost or misplaced.

The premium notice mailed to premium-payers who pay premiums via direct bill will be updated to reflect ALC and contain a brief message (item 3.2) concerning ALC. The ALC premium notice will be accompanied with a separate insert (item 3.1) for the first two billing cycles explaining the change from the FBIC to ALC. The message will remain on the invoice until June 30, 2007. The last premium notice insert should be mailed in November 2006.

EFT bank statements will begin reflecting ALC’s name for all consumers paying their premiums through electronic (EFT) debits of their bank accounts. The name on the bank statement will be a combined format (“Fortis Benefits - Assurant”). At the conclusion of the transition period, bank statements would begin reflecting the Assurant name exclusively.

Credit card issuers (HBC, Visa, Mastercard) will be informed to switch to ALC on their credit card statements for policies issued on ALC paper. “Fortis Benefits – Assurant” will be used here for a defined transition period as well.

Mailing of assumption certificates is scheduled to begin in late April 2006 as an insert to T-4 slips that are issued for policy gains that are reportable for policyholders’ 2005 income tax filing. Policyholders or assignees not reached in that fashion will be mailed their assumption certificate (letter 2) such that all holders will have received an assumption certificate by the end of May 2006.

Returned notices of ALC will be stored together, in the original mailing envelopes, off-site as long as legally required. The documents will not be sorted (e.g. in policy number order, etc.). Additional attempts to find a good address and re-mail the new company notices will not be required.

A special unique envelope will be used so that returned documents can be easily separated from the mail that requires immediate attention. ALC will ensure the new envelopes used by ALC to notify policyholders of the change are not misunderstood as junk mail and discarded without opening.

Letter 1: FBIC Notice of intent to FBIC policyholders with fairness opinion

FORTIS BENEFITS INSURANCE COMPANY

ASSURANT LIFE OF CANADA

TRANSFER OF BUSINESS

Notice is hereby given that, pursuant to Section 587.1 and 254 of the Insurance Companies Act, Fortis Benefits Insurance Company (“Fortis”) and Assurant Life of Canada (“Assurant”) intend to make an application to the Minister of Finance on or after December 26, 2005, for approval of the transfer on April 1st, 2006 of all of Fortis’ Canadian business to Assurant under a Transfer and Assumption Agreement (the “Agreement”). Fortis’ Canadian business includes policies issued by Pierce National Life Insurance Company. An Independent Actuary has reviewed this Agreement.

The Agreement and the Report of the Independent Actuary are available for inspection by policyholders and claimants thereunder at the Canadian office of Fortis located at 1145 Nicholson Road, Unit #2, Newmarket, Ontario, L3Y 9C3 and at the home office of Assurant at 5160 Yonge Street, Suite 500, Toronto, Ontario, M2N 7C7, during regular business hours, for a 30-day period after the date of publication of this notice.

Any shareholder or policyholder who wishes to obtain a copy of the Agreement and the Report of the Independent Actuary may do so by writing at either of these addresses.

Toronto, November 15, 2005

FORTIS BENEFITS INSURANCE COMPANY

ASSURANT LIFE OF CANADA

SUMMARY OF THE REPORT OF THE INDEPENDENT ACTUARY

On the proposed transfer of substantially all of the assets and liabilities of the Canadian branch of Fortis Benefits Life Insurance Company (“FBIC”) to Assurant Life of Canada (“Assurant”)

Summary and Opinion

Having studied the documents related to the proposed transactions, having relied on the information requested from and provided by FBIC and Assurant, having reviewed the valuation basis expected to be used by the appointed actuary for Assurant for the assumed policy liabilities and having reviewed pro-forma financial projections prepared by Assurant, I am of the opinion that:

•	the assets being transferred from FBIC are appropriate in relation to the liabilities being assumed by Assurant;

•	the interests, rights and benefit expectations of FBIC policyholders are protected by the proposed transactions;

•	the security of benefits for policies assumed will remain satisfactory after implementation of the proposed transaction; and

•	the interests of Canadian employees of the Branch have been considered and dealt with in a reasonable manner.

DATED at Montreal, Quebec

November XX, 2005

Richard Bisson FSA, FCIA

Letter 2: ALC Certificate of FBIC assumption

ASSURANT LIFE OF CANADA

CERTIFICATE OF ASSUMPTION

Dear Policyholder:

We are pleased to confirm that the Transfer and Assumption Agreement (the “Agreement”) between Assurant Life of Canada and Fortis Benefits Insurance Company was successfully completed and approved by the Minister of Finance of Canada. The Agreement took effect April 1st, 2006.

Pursuant to the Agreement, life insurance and annuity policies that have been issued by Fortis Benefits Insurance Company or Pierce National Life Insurance Company have now been assumed by Assurant Life of Canada. Given that all duties, rights, liabilities and obligations included in your policy are now directly those of Assurant Life of Canada, all premium payments, notices, claims or transactions in respect of your policy should be made and sent directly to Assurant Life of Canada, as though Assurant Life of Canada had issued your policy.

The Administrative Office of Assurant Life of Canada will be at the same location as previously and can be reached at the same toll-free phone or fax number.

All terms, conditions and benefits under your policy remain the same, except that all references in your policy to Fortis Benefits Insurance Company or Pierce National Life Insurance Company are hereby changed to refer to Assurant Life of Canada. This Certificate of Assumption issued by Assurant Life of Canada is to be attached to and forms part of your policy.

We look forward to serving you.

François Genest, President

Assurant Life of Canada

Premium notice insert

Notice from Assurant Life of Canada

As you may notice, we are sending you today an Assurant Life of Canada premium notice. Your final expense or funeral plan was originally underwritten by Fortis Benefits Insurance Company or perhaps by Pierce National Life Insurance Company. Both of these Companies are part of Assurant.

Assurant has since then organized a new Canadian Company named Assurant Life of Canada. This in no way modifies the terms of your policy or your premium. Your policy number and coverage remain the same.

Our Administrative Office remains at the same location as previously and can be reached at the same address, toll-free phone or fax number. Going forward, you will notice this new Assurant name on all of our forms and correspondence. Please make your cheque payable to “Assurant Life of Canada”.

Premium notice message

Please make your cheque payable to “Assurant Life of Canada”

Letter 1: FBIC notice of intent to FBIC policyholders with fairness opinion (French)

FORTIS BENEFITS COMPAGNIE D’ASSURANCE

ASSURANT VIE DU CANADA

PRISE EN CHARGE

Tel que prévu aux articles 587.1 et 254 de la Loi sur les Compagnies d’Assurance, Fortis Benefits Compagnie d’Assurance (“Fortis”) et Assurant Vie du Canada (“Assurant”) vous avisent par la présente qu’elles ont l’intention de proposer le ou avant le XX décembre, 2005 au Ministre des Finances du Canada, qu’il approuve le transfert en date du 1er janvier 2006 de toutes les affaires canadiennnes de Fortis à Assurant, en vertu d’une entente de transfert et de prise en charge (« l’entente »). Les affaires canadiennnes de Fortis incluent les policies émises par Pierce Nationale Compagnie d’Assurance-Vie. Un actuaire indépendant a examiné cette entente.

L’entente et le rapport de l’actuaire indépendant sont disponibles pour examen aux titulaires et requérants en titre au bureau canadien de Fortis situé au 1145 Nicholson Road, Unité #2, Newmarket, Ontario, L3Y 9C3 et au siège social d’Assurant situé au 5160 Yonge St., Suite 500, Toronto, Ontario, M2N 7C7, durant les heures régulières de bureau et pour une période de 30 jours suivant la date de publication de cet avis.

Tout actionnaire ou titulaire qui désire obtenir copie de l’entente ou du rapport de l’actuaire indépendant peut ce faire en écrivant à l’une ou l’autre de ces deux adresses. Toute personne qui voudrait formuler une objection à cette proposition de transfert d’affaires peut soumettre par écrit son objection le ou avant le YY décembre 2005 à l’Office du Surintendant des Institutions Financières, 255 Albert Street, Ottawa, Ontario, K1A 0H2.

Toronto, le XX novembre 2005

FORTIS BENEFITS COMPAGNIE D’ASSURANCE

ASSURANT VIE DU CANADA

SOMMAIRE DU RAPPORT DE L’ACTUAIRE INDÉPENDANT

Concernant le transfert proposé d’un part substantielle de l’actif et du passif de la branche canadienne de Fortis Benefits Compagnie d’Assurance (“Fortis”) à Assurant Vie du Canada (“Assurant”),

Sommaire et 0pinion

Ayant étudié des documents relatifs à la transaction proposée, m’étant appuyé sur l’information demandée et reçue de Fortis et d’Assurant, ayant examiné les bases d’évaluation que l’actuaire désigné d’Assurant anticipe utiliser pour les engagements des polices prises en charge et ayant examiné les projections financières préparées par Assurant selon les règles, je suis d’opinion que:

•	les actifs de Fortis qui sont transférés sont adéquats relativement au passif qu’Assurant prend en charge;

•	les droits et interêts des titulaires de Fortis sont protégés dans la transaction proposée de même que leurs attentes quant aux garanties;

•	la sécurité des garanties pour les polices prises en charge demeurera satisfaisante suite à l’exécution de la transaction proposée; et

•	les interêts des employés Canadiens de la Branche ont été considérés et traités de manière raisonnable.

EN DATE du XX novembre 2005

à Montréal, Québec

Richard Bisson FSA, FICA

Letter 2: Certificate of FBIC assumption (French)

ASSURANT VIE DU CANADA

CERTIFICAT DE PRISE EN CHARGE

Cher Propriétaire,

Il nous fait plaisir de vous informer que l’entente de transfert et de prise en charge entre Fortis Benefits Compagnie d’Assurance et Assurant Vie du Canada (“Assurant”) s’est finalisée avec succès et a été approuvée par le Ministre des Finances du Canada. L’entente a pris effet le 1er janvier 2006.

Suite à cette entente, les contrats d’assurance et d’épargne émis par Fortis Benefits Compagnie d’Assurance ou Pierce Nationale Compagnie d’Assurance-Vie sont maintenant pris en charge par Assurant Vie du Canada. Puisque toutes les obligations, droits, exigibilités et responsabilités contenus dans votre contrat sont maintenant directement celles d’Assurant Vie du Canada, les paiements de prime, avis, réclamations et transactions en regard de votre contrat doivent être faits et envoyés directement à Assurant Vie du Canada, comme si Assurant Vie du Canada avait établi votre contrat.

Le centre administratif d’Assurant demeure à la même adresse que précédemment et pourra être rejoint au même numéro de téléphone sans frais ou de télécopieur.

Toutes les dispositions, conditions et garanties de votre contrat demeurent identiques, sauf que chaque référence dans votre contrat à Fortis Benefits Compagnie d’Assurance ou Pierce Nationale Compagnie d’Assurance-Vie est par la présente modifiée pour référer à Assurant Vie du Canada. Ce certificat de prise en charge établi par Assurant Vie du Canada se rattache et fait partie de votre contrat.

Au plaisir de vous servir,

François Genest, Président

Assurant Vie du Canada

Premium notice insert (French)